UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K
TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 27, 2017

NUZEE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-176684	38-3849791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2865 Scott Street, Suite 101
Vista, California 92081

(Address of principal executive offices, including zip code)

 (760) 295-2408

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Copies to:
Karen A. Batcher, Esq.
Teeple Hall, LLP
9255 Towne Centre Drive, Suite 500
San Diego, CA  92121
Tel.  858.622.7878
Fax.  858.622.0411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 27, 2017, NuZee, Inc. (the "Company") entered into a loan agreement with an investor pursuant to which the investor agreed to loan the Company $100,000 at an annual interest rate of 1% per year, payable in full together with accrued interest on June 30, 2017.  The loan was evidenced by a promissory note.  On May 9, 2017, the Company and the lender executed addenda to both the loan agreement and the promissory note which provided the lender the option, at the lender's discretion, to convert the unpaid principal amount due, or any portion thereof, plus any accrued interest thereon, into shares of the Company's common stock at a conversion price equal to the lesser of (i) $0.51, or (ii) the market price per share on exercise date.  The lender may exercise his right to convert at any time.

On March 31, 2017, Masateru Higashida, the Company's majority shareholder, entered into a Convertible Note Purchase Agreement with an investor pursuant to which the investor agreed to purchase a Convertible Promissory Note in the principal amount of $600,000 (the "Convertible Note").  On March 31, 2017, the investor chose to convert the total principle ($600,000) and accrued interest ($5,999.98) of the Convertible Note to 1,188,236 shares of the Company's common stock at $0.51 per share.

On April 1, 2017, the Company entered into loan agreements with two separate investors pursuant to which each investor agreed to loan the Company $50,000 at an annual interest rate of 1% per year, payable in full together with accrued interest on June 30, 2017.  Total proceeds received by the Company equaled $100,000.  The loans were evidenced by promissory notes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 11, 2017	NUZEE, INC.

/s/ Masateru Higashida
		By:	Masateru Higashida, President